UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 16, 2002
Date of Report (Date of earliest event reported)

Mobile Mini, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona		85283

(Address of principal executive offices)		(Zip Code)

(480) 894-6311

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.

         On September 16, 2002, the Registrant issued a press release announcing a Florida jury verdict. The text of the press release is as follows:

Mobile Mini, Inc. Reports Jury Verdict

Tempe, Arizona – September 16, 2002 – Mobile Mini, Inc. (NASDAQ National Market: MINI) announced that a Hillsborough County, Florida jury on September 13, 2002 ordered Mobile Mini to pay $7.5 million in damages to Nuko Holdings I, Inc. for interference with a contract between Nuko Holdings and A-1 Trailer Rental. The case arose out of Mobile Mini’s acquisition in 2000 of A-1 Trailer Rental’s container storage rental business which operated in several cities in Florida. Nuko alleged that it had previously entered into a contract to acquire A-1 Trailer Rental’s assets, and that Mobile Mini interfered with that agreement. The jury verdict followed an eight-day trial. Nuko Holdings had sought compensatory damages of between $7 million and $21 million. Before the trial started, the court had rejected Nuko’s claims for punitive damages.

Larry Trachtenberg, Mobile Mini’s Executive Vice President, stated “We are shocked and dismayed by the jury’s decision. When Mobile Mini learned that the relationship between Nuko Holdings and A-1 Trailer Rental included a no-shop provision, we suspended all discussions with A-1 and resumed our discussions only after we had been assured that that contract had terminated. At this time, we are assessing our options in this matter, and will ask the trial court to set aside the jury verdict or order a new trial. If that relief is not granted, we will file an appeal. We are also contractually entitled to be indemnified by A-1 Trailer Rental in this matter, and $2.4 million of the purchase price is held in an escrow to secure a portion of that indemnity obligation.”

Mobile Mini, Inc. (www.mobilemini.com) is North America’s leading provider of portable storage solutions through its fleet of 84,000 portable storage units and portable offices. Mobile Mini currently has 46 branches and operates in 26 states and one Canadian province. For two consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and the Fortune Magazine (Small Business) list of the 100 Fastest-Growing Publicly Held Small Businesses in America. Mobile Mini is included on the Russell 2000 and 3000 Indexes and the S&P Small Cap Index.

CONTACT: Larry Trachtenberg, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 894-6311 www.mobilemini.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Linda Latman (212) 836-9609 www.theequitygroup.com

         The information contained in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Date: September 16, 2002	By:	/s/ Steven G. Bunger

Steven G. Bunger President and Chief Executive Officer